EXHIBIT 10.3


                                  AMENDMENT TO

                             INSIGNIA SYSTEMS, INC.
                                 1990 STOCK PLAN



         Pursuant to an Amendment to the 1990 Stock Plan, adopted by the Board of Directors and approved by the Company's shareholders on May 17, 2000, Section 3 of the Stock Plan is hereby amended as follows:


         SECTION 3.   Stock Subject to Plan.

         The total number of shares of Stock reserved and available for distribution under the Plan shall be 1,970,000. Such shares may consist, in whole or in part, of authorized and unissued shares.

         If any shares that have been optioned ceased to be subject to Options, or if any shares subject to any Restricted Stock award granted hereunder are forfeited or such award otherwise terminates without a payment being made to the participant, such shares shall again be available for distribution in connection with future awards under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Stock, or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options granted under the Plan, and in the number of share subject to Restricted Stock awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.


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